EXHIBIT 99.3
LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES

PART I – FINANCIAL INFORMATION
Item 1. FINANCIAL STATEMENTS

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
 (In thousands, except share amounts)
(Unaudited)

	June 30,	December 31,
	2007	2006

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,697	$6,461
Restricted cash	1,458	920
Accounts receivable, less allowance of $11,685 and $11,456 at June 30, 2007 and December 31, 2006, respectively	19,844	20,473
Inventories	2,052	2,438
Deferred income taxes	4,720	4,827
Prepaid expenses and other current assets	3,117	3,049
Prepaid income taxes	7,865	-
Total current assets	44,753	38,168

PROPERTY, EQUIPMENT AND FACILITIES - At cost, net of accumulated depreciation and amortization of $76,582 and $72,870 at June 30, 2007 and December 31, 2006, respectively	98,091	94,368

OTHER ASSETS:
Deferred finance charges	924	1,019
Pension plan assets, net	1,129	1,107
Deferred income taxes, net	3,794	2,688
Goodwill	82,860	84,995
Noncurrent accounts receivable, less allowance of $117 and $84 at June 30, 2007 and December 31, 2006, respectively	1,053	723
Other assets, net	3,202	3,148
Total other assets	92,962	93,680
TOTAL	$235,806	$226,216

See notes to unaudited condensed consolidated financial statements.

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
 (In thousands, except share amounts)
(Unaudited)
(Continued)

	June 30,	December 31,
	2007	2006

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt and lease obligations	$94	$91
Unearned tuition	25,316	33,150
Accounts payable	13,833	12,118
Accrued expenses	9,666	10,335
Advance payments of federal funds	297	557
Income taxes payable	-	2,860
Total current liabilities	49,206	59,111

NONCURRENT LIABILITIES:
Long-term debt and lease obligations, net of current portion	31,222	9,769
Other long-term liabilities	5,969	5,553
Total liabilities	86,397	74,433

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock, no par value - 10,000,000 shares authorized, no shares issued and outstanding at June 30, 2007 and December 31, 2006	-	-
Common stock, no par value - authorized 100,000,000 shares at June 30, 2007 and
December 31, 2006, issued and outstanding 25,495,536 shares at June 30, 2007and 25,450,695 shares at December 31, 2006	120,293	120,182
Additional paid-in capital	8,809	7,695
Deferred compensation	(648)	(467)
Retained earnings	23,366	26,784
Accumulated other comprehensive loss	(2,411)	(2,411)
Total stockholders' equity	149,409	151,783
TOTAL	$235,806	$226,216

See notes to unaudited condensed consolidated financial statements.

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

REVENUES	$74,744	$72,647	$150,914	$145,259
COSTS AND EXPENSES:
Educational services and facilities	33,337	30,833	67,487	61,147
Selling, general and administrative	39,456	39,291	82,641	76,290
Gain on sale of assets	(15)	-	(15)	-
Total costs & expenses	72,778	70,124	150,113	137,437
OPERATING INCOME	1,966	2,523	801	7,822
OTHER:
Interest income	35	306	83	777
Interest expense	(670)	(570)	(1,154)	(1,044)
Other income	-	54	-	70
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	1,331	2,313	(270)	7,625
PROVISION (BENEFIT) FOR INCOME TAXES	563	907	(108)	3,120
INCOME FROM CONTINUING OPERATIONS	768	1,406	(162)	4,505
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	(2,468)	(440)	(3,156)	(777)
NET (LOSS) INCOME	$(1,700)	$966	$(3,318)	$3,728
Basic
Earnings (loss) per share from continuing operations	$0.03	$0.06	$(0.01)	$0.18
Loss per share from discontinued operations	(0.10)	(0.02)	(0.12)	(0.03)
Net (loss) income per share	$(0.07)	$0.04	$(0.13)	$0.15
Diluted
Earnings (loss) per share from continuing operations	$0.03	$0.05	$(0.01)	$0.17
Loss per share from discontinued operations	(0.10)	(0.01)	(0.12)	(0.03)
Net (loss) income per share	$(0.07)	$0.04	$(0.13)	$0.14
Weighted average number of common shares outstanding:
Basic	25,483	25,303	25,471	25,245
Diluted	25,483	26,084	25,471	26,061

See notes to unaudited condensed consolidated financial statements.

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
 (In thousands)
(Unaudited)

					Accumulated
			Additional		Other
	Common Stock		Paid-in	Deferred	Comprehensive	Retained
	Shares	Amount	Capital	Compensation	Loss	Earnings	Total
BALANCE - December 31, 2006	25,451	$120,182	$7,695	$(467)	$(2,411)	$26,784	$151,783
Net loss	-	-	-	-	-	(3,318)	(3,318)
Initial adoption of FIN 48	-	-	-	-	-	(100)	(100)
Issuance of restricted stock and amortization of deferred compensation	23	-	320	(181)	-	-	139
Stock-based compensation expense	-	-	749	-	-	-	749
Tax benefit of options exercised	-	-	45	-	-	-	45
Exercise of stock options	22	111	-	-	-	-	111
BALANCE - June 30, 2007	25,496	$120,293	$8,809	$(648)	$(2,411)	$23,366	$149,409

See notes to unaudited condensed consolidated financial statements.

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
 (In thousands)
(Unaudited)

	Six Months Ended June 30,
	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(3,318)	$3,728
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	7,768	7,136
Amortization of deferred finance charges	95	97
Deferred income taxes	(999)	(1,469)
Gain on disposal of assets	(15)	-
Impairment of goodwill and long-lived assets	3,005	-
Fixed asset donations	-	(16)
Provision for doubtful accounts	7,980	7,446
Stock-based compensation expense and issuance of restricted stock	888	757
Tax benefit associated with exercise of stock options	-	359
Deferred rent	336	618
(Increase) decrease in assets:
Accounts receivable	(7,681)	(8,544)
Inventories	386	(330)
Prepaid expenses and current assets	(662)	(1,893)
Other assets	(267)	40
Increase (decrease) in liabilities:
Accounts payable	1,714	(2,863)
Other liabilities	(278)	(1,062)
Income taxes payable/prepaid	(10,725)	(6,602)
Accrued expenses	(688)	1,035
Unearned tuition	(7,834)	(9,831)
Total adjustments	(6,977)	(15,122)
Net cash used in operating activities	(10,295)	(11,394)
CASH FLOWS FROM INVESTING ACTIVITIES:
Restricted cash	(538)	(2,069)
Capital expenditures	(11,543)	(8,643)
Acquisitions, net of cash acquired	-	(32,759)
Net cash used in investing activities	(12,081)	(43,471)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	21,500	10,000
Payments on borrowings	-	(55)
Proceeds from exercise of stock options	111	272
Tax benefit associated with exercise of stock options	45	-
Principal payments under capital lease obligations	(44)	(142)
Net cash provided by financing activities	21,612	10,075
NET DECREASE IN CASH AND CASH EQUIVALENTS	(764)	(44,790)
CASH AND CASH EQUIVALENTS—Beginning of period	6,461	50,257
CASH AND CASH EQUIVALENTS—End of period	$5,697	$5,467

See notes to unaudited condensed consolidated financial statements.

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
 (In thousands)
(Unaudited)
(Continued)

	Six Months Ended June 30,
	2007	2006

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$1,000	$932
Income taxes	$9,287	$10,294

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Cash paid during the year for:
Fair value of assets acquired	$-	$48,987
Net cash paid for the acquisition	-	(39,973)
Liabilities assumed	$-	$9,014

See notes to unaudited condensed consolidated financial statements.

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2007 AND 2006
(In thousands, except share and per share amounts and unless otherwise stated)
(Unaudited)

1.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activities– Lincoln Educational Services Corporation and subsidiaries (the "Company") is a diversified provider of career-oriented post-secondary education. The Company offers recent high school graduates and working adults degree and diploma programs in five principal areas of study: Automotive Technology, Health Sciences (which includes programs for licensed practical nursing (LPN), medical administrative assistants, medical assistants, pharmacy technicians, medical coding and billing and dental assisting), Business and Information Technology, Hospitality Services (spa and culinary) and Skilled Trades. The Company currently has 34 campuses in 17 states across the United States.

Basis of Presentation– The accompanying unaudited condensed consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission and in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  Certain information and footnote disclosures normally included in annual financial statements have been omitted or condensed pursuant to such regulations.  These statements, when read in conjunction with the December 31, 2006 consolidated financial statements of the Company, reflect all adjustments, consisting solely of normal recurring adjustments, necessary to present fairly the consolidated financial position, results of operations, and cash flows for such periods.  The results of operations for the three and six months ended June 30, 2007 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2007.

The unaudited condensed consolidated financial statements as of June 30, 2007 and the condensed consolidated financial statements as of December 31, 2006 and for the three and six months ended June 30, 2007 and 2006 include the accounts of the Company.  All significant intercompany accounts and transactions have been eliminated.

Use of Estimates in the Preparation of Financial Statements– The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period.  On an ongoing basis, the Company evaluates the estimates and assumptions, including those related to revenue recognition, bad debts, fixed assets, goodwill and other intangible assets, stock-based compensation, income taxes, benefit plans and certain accruals.  Actual results could differ from those estimates.

2.             RECENT ACCOUNTING PRONOUNCEMENTS

In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 159  “The Fair Value Option for Financial Assets and Financial Liabilities”, providing companies with an option to report selected financial assets and liabilities at fair value.  The objective of SFAS No. 159 is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently.  Generally accepted accounting principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. SFAS No. 159 helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting.  SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities.  SFAS No. 159 requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the Company’s choice to use fair value on its earnings. It also requires entities to display the fair value of those assets and liabilities for which the Company has chosen to use fair value on the face of the balance sheet.  SFAS No. 159 will be effective for the Company as of January 1, 2008.  The Company is currently evaluating the impact of the adoption of this Statement on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R).” Among other items, SFAS No. 158 requires recognition of the overfunded or underfunded status of an entity’s defined benefit postretirement plan as an asset or liability in the financial statements, requires the measurement of defined benefit postretirement plan assets and obligations as of the end of the employer’s fiscal year, and requires recognition of the funded status of defined benefit postretirement plans in other comprehensive income.  The Company adopted SFAS No. 158 on December 31, 2006.  The incremental effects of applying SFAS No. 158 on the Company’s December 31, 2006 consolidated financial statements, on a line by line basis, are as follows:

	Balances Before Adoption of Statement 158	Adjustments	Balances After Adoption of Statement 158
Pension plan assets, net	$5,169	$(4,062)	$1,107
Deferred income taxes	1,037	1,651	2,688
Accumulated other comprehensive income	-	2,411	2,411

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for the Company as of January 1, 2008. The adoption of the provision of SFAS No. 157 is not expected to have a material effect on the Company’s consolidated financial statements.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 108 which provides interpretive guidance on how the effects of the carryover or reversal of prior year unrecorded misstatements should be considered in quantifying a current year misstatement. SAB No. 108 is effective for the Company as of January 1, 2007. The adoption of the provision of SAB No. 108 had no effect on the Company’s consolidated financial statements.

In June 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.” FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB SFAS No. 109, “Accounting for Income Taxes”, which was adopted by the Company on January 1, 2007. FIN No. 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The adoption of FIN No. 48 resulted in a cumulative effect adjustment to retained earnings as of January 1, 2007 of $0.1 million.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets.” SFAS No. 156 provides guidance addressing the recognition and measurement of separately recognized servicing assets and liabilities, common with mortgage securitization activities, and provides an approach to simplify efforts to obtain hedge accounting treatment. SFAS No. 156 was adopted on January 1, 2007. The adoption of the provision of SFAS No. 156 had no effect on the Company’s consolidated financial statements.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments.” SFAS No. 155 is effective beginning January 1, 2007. The adoption of the provision of SFAS No. 155 had no effect on the Company’s consolidated financial statements.

3.             STOCK-BASED COMPENSATION

The Company currently accounts for stock-based employee compensation arrangements in accordance with the provisions of SFAS No. 123R, “Share Based Payment.”  Reflected in the accompanying statements of income is compensation expense, including amortization of deferred compensation, of approximately $0.5 million and $0.4 million for the three months ended June 30, 2007 and 2006, respectively, and $0.9 million and 0.7 million for the six months ended June 30, 2007 and 2006, respectively.  The Company uses the Black-Scholes valuation model and utilizes straight-line amortization of compensation expense over the requisite service period of the grant.  The Company makes an estimate of expected forfeitures upon grant issuance.

4.             WEIGHTED AVERAGE COMMON SHARES

The weighted average numbers of common shares used to compute basic and diluted income per share for the three and six months ended June 30, 2007 and 2006, respectively, were as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(In thousands)		(In thousands)
	2007	2006	2007	2006
Basic shares outstanding	25,483	25,303	25,471	25,245
Dilutive effect of stock options	-	781	-	816
Diluted shares outstanding	25,483	26,084	25,471	26,061

For the three months ended June 30, 2007 and 2006, options to acquire 377,500 and 215,000 shares, respectively, and for the six months ended June 30, 2007 and 2006, options to acquire 723,708 and 215,000 shares, respectively, were excluded from the above table as the result on reported earnings per share would have been antidilutive.

5.             BUSINESS ACQUISITIONS

On May 22, 2006, the Company acquired all of the outstanding stock of New England Institute of Technology at Palm Beach, Inc. (“FLA”) for approximately $40.1 million.  The purchase price was $32.9 million, net of cash acquired plus the assumption of a mortgage note for $7.2 million.  The FLA purchase price has been allocated to identifiable net assets with the excess of the purchase price over the estimated fair value of the net assets acquired recorded as goodwill.

The following unaudited pro forma results of operations for the three and six months ended June 30, 2006 assumes that the acquisition of FLA occurred January 1, 2006.  The unaudited pro forma results of operations are based on historical results of operations, but include adjustments for depreciation, amortization, interest, and taxes, but do not necessarily reflect the actual results that would have occurred:

	Three months ended June 30, 2006
	2006 As Restated	Pro forma impact FLA 2006	Pro forma 2006

Revenues	$72,647	$2,289	$74,936
Income (loss) from continuing operations	$1,406	$(460)	$946

Earnings per share from continuing operations - basic	$0.06		$0.04
Earnings per share from continuing operations - diluted	$0.05		$0.04

	Six months ended June 30, 2006
	2006 As Restated	Pro forma impact FLA 2006	Pro forma 2006

Revenues	$145,259	$7,148	$152,407
Income (loss) from continuing operations	$4,505	$(302)	$4,203

Earnings per share from continuing operations - basic	$0.18		$0.17
Earnings per share from continuing operations - diluted	$0.17		$0.16

6.             GOODWILL AND OTHER INTANGIBLE ASSETS

The Company accounts for its intangible assets in accordance with SFAS No. 142,“Goodwill and Other Intangible Assets.”  The Company reviews intangible assets with an indefinite useful life for impairment when indicators of impairment exist.  Annually, or more frequently if necessary, the Company evaluates goodwill for impairment, with any resulting impairment reflected as an operating expense.

Goodwill balance as of December 31, 2006	$84,995
Goodwill impairment	(2,135)
Goodwill balance as of June 30, 2007	$82,860

As described further in Note 13, during the three months ended June 30, 2007, the Company recorded a goodwill impairment charge as a result of its decision to cease operations at three of its campuses.

Intangible assets, which are included in other assets in the accompanying condensed consolidated balance sheets, consist of the following:

		At June 30, 2007		At December 31, 2006
	Weighted Average Amortization Period (years)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Student Contracts	1	$2,215	$2,146	$2,200	$2,010
Trade name	Indefinite	1,270	-	1,270	-
Accreditation	Indefinite	307	-	-	-
Curriculum	10	700	173	700	138
Non-compete	5	201	45	201	25
Total		$4,693	$2,364	$4,371	$2,173

The increase in accreditation assets was due to the purchase of a new nursing program on March 5, 2007.

Amortization of intangible assets was approximately $0.1 million and $0.1 million for the three months ended June 30, 2007 and 2006, respectively, and $0.2 million and $0.4 million for the six months ended June 30, 2007 and 2006, respectively.

7.             LONG-TERM DEBT

The Company has a credit agreement with a syndicate of banks.  Under the terms of the credit agreement, the syndicate provided the Company with a $100 million credit facility.  The credit agreement permits the issuance of up to $20 million in letters of credit, the amount of which reduces the availability of permitted borrowings under the credit agreement.  The Company incurred approximately $0.8 million of deferred finance charges under the existing credit agreement.  At June 30, 2007, the Company had outstanding letters of credit aggregating $4.4 million, comprised primarily of letters of credit for the Department of Education and real estate leases.

The obligations of the Company under the credit agreement are secured by a lien on substantially all of the assets of the Company and its subsidiaries and any assets that it or its subsidiaries may acquire in the future, including a pledge of substantially all of the subsidiaries’ common stock.  Outstanding borrowings bear interest at the rate of adjusted LIBOR plus 1.0% to 1.75%, as defined, or a base rate (as defined in the credit agreement).  In addition to paying interest on outstanding principal under the credit agreement, the Company and its subsidiaries are required to pay a commitment fee to the lender with respect to the unused amounts available under the credit agreement at a rate equal to 0.25% to 0.40% per year, as defined.

During the quarter ended June 30, 2007, the Company borrowed an additional $8.5 million under the credit agreement.  As of June 30, 2007, the Company had $21.5 million in debt outstanding under its credit agreement.  Interest on these borrowings at June 30, 2007 ranged from 6.32% to 6.34%.

The credit agreement contains various covenants, including a number of financial covenants.  Furthermore, the credit agreement contains customary events of default as well as an event of default in the event of the suspension or termination of Title IV Program funding for the Company’s and its subsidiaries' campuses aggregating 10% or more of the Company’s EBITDA (as defined) or its consolidated total assets and such suspension or termination is not cured within a specified period.  As of June 30, 2007, the Company was in compliance with the financial covenants contained in the credit agreement.

8.             EQUITY

Pursuant to the Company’s 2005 Non-Employee Directors Restricted Stock Plan (the “Non-Employee Directors Plan”), each of the Company’s seven non-employee directors received an award of 3,069 restricted shares of common stock equal to $0.06 million on July 29, 2005. On January 1, 2006, one non-employee director resigned, forfeiting 3,069 restricted shares of common stock awarded on July 29, 2005. Two newly appointed non-employee directors each received an award of 3,625 restricted shares of common stock equal to $0.06 million on March 1, 2006.  On May 23, 2006, the date of the Company’s 2006 annual meeting, each non-employee director received an annual restricted award of 1,781 restricted shares of common stock equal to $0.03 million. Beginning in 2007, each non-employee director received, on April 26, 2007, the date of the Company’s 2007 annual meeting, an annual restricted award of 2,825 restricted shares of common stock equal to $0.04 million.  The number of shares granted to each non-employee director was based on the fair market value of a share of common stock on that date.  The restricted shares vest ratably on the first, second and third anniversaries of the grant date; however, there is no vesting period on the right to vote or the right to receive dividends on these restricted shares. As of June 30, 2007, there were a total of 62,512 shares awarded and 13,308 shares vested under the Non-Employee Directors Plan. The recognized restricted stock expense for the three months ended June 30, 2007 and 2006 was $0.08 million and $0.05 million, respectively, and for the six months ended June 30, 2007 and 2006 was $0.1 million and $0.07 million, respectively. The deferred compensation or unrecognized restricted stock expense as of June 30, 2007 and 2006 was $0.6 million and $0.6 million, respectively.

The fair value of the stock options used to compute stock-based compensation is the estimated present value at the date of grant using the Black-Scholes option pricing model.  The weighted average fair values of options granted during 2007 were $6.78 using the following weighted average assumptions for grants:

June 30,
2007
Expected volatility	55.10%
Expected dividend yield	0%
Expected life (term)	6 Years
Risk-free interest rate	4.13-4.84%
Weighted-average exercise price during the year	$11.96

The following is a summary of transactions pertaining to the option plans:

	Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (in thousands)
Outstanding, December 31, 2006	1,728,225	$8.85
Granted	185,500	11.96
Cancelled	(13,000)	15.19
Exercised	(22,241)	4.98		$158
Outstanding, June 30, 2007	1,878,484	9.16	6.07 years	12,289

Exercisable as of June 30, 2007	1,230,244		6.18 years	11,422

As of June 30, 2007, we estimate that pre-tax compensation expense for all unvested stock option awards, in the amount of approximately $3.6 million which will be expensed over the weighted-average period of approximately 1.9 years.

The following table presents a summary of options outstanding at June 30, 2007:

	As of June 30, 2007
	Stock Options Outstanding			Stock Options Exercisable
Range of Exercise Prices	Shares	Contractual Weighted Average life (years)	Weighted Average Price	Shares	Weighted Exercise Price
$1.55	50,898	1.98	$1.55	50,898	$1.55
$3.10	894,878	4.53	3.10	887,838	3.10
$4.00-$13.99	215,500	9.14	11.10	14,400	4.63
$14.00-$19.99	576,708	7.75	15.28	205,208	14.29
$20.00-$25.00	140,500	7.26	22.41	71,900	22.74

	1,878,484	6.18	9.16	1,230,244	6.07

9.          RECOURSE LOAN AGREEMENT

The Company entered into an agreement effective March 28, 2005 to June 30, 2006 with SLM Financial Corporation (SLM) to provide up to $6.0 million of private recourse loans to qualifying students. The following table reflects selected information with respect to the recourse loan agreements, including total cumulative loan disbursements and purchase activity under the agreement:

Disbursement Year	Loans Disbursed	Loans the Company May be Required to Purchase (1)
2005-2006	$4,869	$1,461

(1)	Represents the maximum amount of loans under the agreement that we may be required to purchase in the future based on cumulative loans disbursed and purchased.

Under the recourse loan agreement, the Company was required to fund 30% of all loans disbursed into a SLM reserve account. The amount of our loan purchase obligation may not exceed this deposit. We recorded such amounts in accounts receivable on our consolidated balance sheet. Amounts on deposit may ultimately be utilized to purchase loans in default, in which case recoverability of such amounts would be in question. Accordingly, the Company recorded an allowance and bad debt expense for the full amount of deposit.  Approved funding under this agreement terminated by its terms on June 30, 2006.  There were no new disbursements for the six months ended June 30, 2007.  Bad debt expense was $0 and $0.4 million for the three months ended June 30, 2007 and 2006, respectively, and $0 and 0.9 million for the six months ended June 30, 2007 and 2006, respectively

10.          INCOME TAXES

The effective tax rate for the three months ended June 30, 2007 and 2006 was 42.3% and 39.2% and for the six months ended June 30, 2007 and 2006 was 40.1% and 40.9%, respectively.

11.          COMMITMENTS AND CONTINGENCIES

Litigation and Regulatory Matters – In the ordinary conduct of the Company’s business, it is subject to periodic lawsuits, investigations and claims, including, but not limited to, claims involving students or graduates and routine employment matters. Although the Company cannot predict with certainty the ultimate resolution of lawsuits, investigations and claims asserted against it, the Company does not believe that any currently pending legal proceeding to which it is a party will have a material adverse effect on the Company’s business, financial condition, results of operation or cash flows.

12.          PENSION PLAN

The Company sponsors a noncontributory defined benefit pension plan covering substantially all of the Company’s union employees.  Benefits are provided based on employees’ years of service and earnings.  This plan was frozen on December 31, 1994 for non-union employees.  While the Company does not expect to make any contributions to the plan in 2007, after considering the funded status of the plan, movements in the discount rate, investment performance and related tax consequences, the Company may choose to make contributions to the plan in any given year.  For the three months ended June 30, 2007 the net periodic benefit income was $46,500.  For the three months ended June 30, 2006 the net periodic benefit cost was $24,000.  For the six months ended June 30, 2007 the net periodic benefit income was $21,500.  For the six months ended June 30, 2006 the net periodic benefit cost was $25,000.

13.	DISCONTINUED OPERATIONS

On July 31, 2007 the Company’s Board of Directors approved a plan to cease operations at the Company’s Plymouth Meeting, Pennsylvania, Norcross, Georgia and Henderson, Nevada campuses.  As a result of the above decision, the Company reviewed the related goodwill and long-lived assets for possible impairment in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

As of September 30, 2007 all operations have ceased at these campuses, and accordingly, the results of operations of these campuses have been reflected in the accompanying statements of operations as “Discontinued Operations” for all periods presented.

As a result of the cessation of operations at these three campuses as of September 30, 2007, they have been reported as discontinued operations as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues	$1,532	$2,716	$3,504	$5,617

Operating expenses	(2,813)	(3,440)	(5,979)	(6,932)
Impairment of goodwill	(2,135)	-	(2,135)	-
Impairment of long-lived assets	(870)	-	(870)	-
Loss from discontinued operations	(4,286)	(724)	(5,480)	(1,315)
Benefit for income taxes	(1,818)	(284)	(2,324)	(538)

Net loss from discontinued operations	$(2,468)	$(440)	$(3,156)	$(777)

Item 2.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion may contain forward-looking statements regarding us, our business, prospects and our results of operations that are subject to certain risks and uncertainties posed by many factors and events that could cause our actual business, prospects and results of operations to differ materially from those that may be anticipated by such forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, those described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report.  We undertake no obligation to revise any forward-looking statements in order to reflect events or circumstances that may subsequently arise.  Readers are urged to carefully review and consider the various disclosures made by us in this report and in our other reports filed with the Securities and Exchange Commission that advise interested parties of the risks and factors that may affect our business.

The interim financial statements filed on this Current Report on Form 8-K and the discussions contained herein should be read in conjunction with the annual financial statements and notes included elsewhere in this Current Report on Form 8-K, as filed with the Securities and Exchange Commission, which includes audited consolidated financial statements for our three fiscal years ended December 31, 2006.

General

We are a leading and diversified for-profit provider of career-oriented post-secondary education.  We offer recent high school graduates and adults degree and diploma programs in five principal areas of study:  automotive technology, health sciences, skilled trades, business and information technology and hospitality services.  As of June 30, 2007, we enrolled 16,211 students at our 34 campuses across 17 states.  Our campuses primarily attract students from their local communities and surrounding areas, although our four destination campuses attract students from across the United States, and in some cases, from abroad.  We continue to expand our product offerings and our geographic reach.  On March 27, 2006 we opened our new automotive campus in Queens, New York and on May 22, 2006, we completed the acquisition of New England Institute of Technology at Palm Beach, Inc. (“FLA”), which was subsequently re-branded Lincoln College of Technology.

Discontinued Operations

On July 31, 2007 the Company’s Board of Directors approved a plan to cease operations at the Company’s Plymouth Meeting, Pennsylvania, Norcross, Georgia and Henderson, Nevada campuses.  As a result of the above decision, the Company reviewed the related goodwill and long-lived assets for possible impairment in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

As of September 30, 2007 all operations have ceased at these campuses, and accordingly, the results of operations of these campuses have been reflected in the accompanying statements of operations as “Discontinued Operations” for all periods presented.

As a result of the cessation of operations at these three campuses as of September 30, 2007, they have been reported as discontinued operations as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues	$1,532	$2,716	$3,504	$5,617

Operating expenses	(2,813)	(3,440)	(5,979)	(6,932)
Impairment of goodwill	(2,135)	-	(2,135)	-
Impairment of long-lived assets	(870)	-	(870)	-
Loss from discontinued operations	(4,286)	(724)	(5,480)	(1,315)
Benefit for income taxes	(1,818)	(284)	(2,324)	(538)

Net loss from discontinued operations	$(2,468)	$(440)	$(3,156)	$(777)

Critical Accounting Policies and Estimates

Our discussions of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period.  On an ongoing basis, we evaluate our estimates and assumptions, including those related to revenue recognition, bad debts, fixed assets, goodwill and other intangible assets, stock-based compensation, income taxes and certain accruals.  Actual results could differ from those estimates.  The critical accounting policies discussed herein are not intended to be a comprehensive list of all of our accounting policies.  In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not result in significant management judgment in the application of such principles.  There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result from the result derived from the application of our critical accounting policies.  We believe that the following accounting policies are most critical to us in that they represent the primary areas where financial information is subject to the application of management’s estimates, assumptions and judgment in the preparation of our consolidated financial statements.

Revenue recognition.  Revenues are derived primarily from programs taught at our campuses.  Tuition revenues and one-time fees, such as nonrefundable application fees and course material fees, are recognized on a straight-line basis over the length of the applicable program, which is the period of time from a student’s start date through his or her graduation date, including internships or externships that take place prior to graduation.  If a student withdraws from a program prior to a specified date, any paid but unearned tuition is refunded.  Refunds are calculated and paid in accordance with federal, state and accrediting agency standards.  Other revenues, such as textbook sales, tool sales and contract training revenues are recognized as services are performed or goods are delivered.  On an individual student basis, tuition earned in excess of cash received is recorded as accounts receivable and cash received in excess of tuition earned is recorded as unearned tuition.

Allowance for uncollectible accounts.  Based upon experience and judgment, we establish an allowance for uncollectible accounts with respect to tuition receivables.  We use an internal group of collectors, augmented by third-party collectors as deemed appropriate, in our collection efforts.  In establishing our allowance for uncollectible accounts, we consider, among other things, a student’s status (in-school or out-of-school), whether or not additional financial aid funding will be collected from Title IV Programs or other sources, whether or not a student is currently making payments and overall collection history.  Changes in trends in any of these areas may impact the allowance for uncollectible accounts.  The receivables balances of withdrawn students with delinquent obligations are reserved based on our collection history.  Although we believe that our reserves are adequate, if the financial condition of our students deteriorates, resulting in an impairment of their ability to make payments, or if we underestimate the allowances required, additional allowances may be necessary, which will result in increased selling, general and administrative expenses in the period such determination is made.

Our bad debt expense as a percentage of revenue for the three months ended June 30, 2007 and 2006 was 5.6% and 5.7%, respectively and for the six months ended June 30, 2007 and 2006 was 5.1% and 4.9%, respectively.  Our exposure to changes in our bad debt expense could impact our operations. A 1% increase in our bad debt expense as a percentage of revenues for the three months ended June 30, 2007 and 2006 would have resulted in an increase in bad debt expense of $0.7 million, respectively and for the six months ended June 30, 2007 and 2006 would have resulted in an increase in bad debt expense of $1.5 million, respectively.

Because a substantial portion of our revenues is derived from Title IV programs, any legislative or regulatory action that significantly reduces the funding available under Title IV programs or the ability of our students or campuses to participate in Title IV programs could have a material effect on the realizability of our receivables.

Goodwill. We test our goodwill for impairment annually, or whenever events or changes in circumstances indicate an impairment may have occurred, by comparing its fair value to its carrying value. Impairment may result from, among other things, deterioration in the performance of the acquired business, adverse market conditions, adverse changes in applicable laws or regulations, including changes that restrict the activities of the acquired business, and a variety of other circumstances. If we determine that impairment has occurred, we are required to record a write-down of the carrying value and charge the impairment as an operating expense in the period the determination is made. In evaluating the recoverability of the carrying value of goodwill and other indefinite-lived intangible assets, we must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the acquired assets. Changes in strategy or market conditions could significantly impact these judgments in the future and require an adjustment to the recorded balances.

Goodwill represents a significant portion of our total assets. As of June 30, 2007, goodwill represented approximately $82.9 million, or 35.1%, of our total assets. At December 31, 2006, we tested our goodwill for impairment utilizing a market capitalization approach and determined that we did not have an impairment.  Except for the planned cessation of operations at the three campuses mentioned above, no additional events have occurred subsequent to December 31, 2006 that would mandate retesting.

Stock-based compensation.  We currently account for stock-based employee compensation arrangements in accordance with the provisions of SFAS No. 123R, “Share Based Payment.”  We use a fair value-based method of accounting for options as prescribed by SFAS No. 123 “Accounting for Stock-Based Compensation”.  Because no public market for our common stock existed prior to our initial public offering, our board of directors determined the fair value of our common stock based upon several factors, including our operating performance, forecasted future operating results, and our expected valuation in an initial public offering.

 Bonus costs.  We accrue the estimated cost of our bonus programs using current financial and statistical information as compared to targeted financial achievements and actual student graduate outcomes.  Although we believe our estimated liability recorded for bonuses is reasonable, actual results could differ and require adjustment of the recorded balance.

Effect of Inflation

Inflation has not had a material effect on our operations.

Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 159  “The Fair Value Option for Financial Assets and Financial Liabilities”, providing companies with an option to report selected financial assets and liabilities at fair value.  The objective of SFAS No. 159 is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently.  Generally accepted accounting principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. SFAS No. 159 helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting.  SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities.  SFAS No. 159 requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the Company’s choice to use fair value on its earnings. It also requires entities to display the fair value of those assets and liabilities for which the Company has chosen to use fair value on the face of the balance sheet.  SFAS No. 159 will be effective for us as of January 1, 2008.  We are currently evaluating the impact of the adoption of SFAS No. 159 on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R).” Among other items, SFAS No. 158 requires recognition of the overfunded or underfunded status of an entity’s defined benefit postretirement plan as an asset or liability in the financial statements, requires the measurement of defined benefit postretirement plan assets and obligations as of the end of the employer’s fiscal year, and requires recognition of the funded status of defined benefit postretirement plans in other comprehensive income. The Company adopted SFAS No. 158 on December 31, 2006.  The incremental effects of applying SFAS No. 158 on the Company’s December 31, 2006 consolidated financial statements, on a line by line basis, are as follows:

	Balances Before Adoption of Statement 158	Adjustments	Balances After Adoption of Statement 158
Pension plan assets, net	$5,169	$(4,062)	$1,107
Deferred income taxes	1,037	1,651	2,688
Accumulated other comprehensive income	-	2,411	2,411

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for the Company as of January 1, 2008. The adoption of the provision of SFAS No. 157 is not expected to have a material effect on our consolidated financial statements.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin (“SAB”) No. 108 which provides interpretive guidance on how the effects of the carryover or reversal of prior year unrecorded misstatements should be considered in quantifying a current year misstatement. SAB No. 108 is effective for the Company as of January 1, 2007. The adoption of the provision of SAB No. 108 had no effect on our consolidated financial statements.

In June 2006, FASB issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes.” FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB SFAS No. 109, “Accounting for Income Taxes”, which was adopted by us on January 1, 2007.  FIN No. 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The adoption of FIN No. 48 resulted in a negative cumulative effect adjustment to retained earnings as of January 1, 2007 of approximately $0.1 million.

In March 2006, FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets.” SFAS No. 156 provides guidance addressing the recognition and measurement of separately recognized servicing assets and liabilities, common with mortgage securitization activities, and provides an approach to simplify efforts to obtain hedge accounting treatment. SFAS No. 156 will be adopted on January 1, 2007. The adoption of the provision of SFAS No. 156 had no effect on our consolidated financial statements.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments.” SFAS No. 155 is effective beginning January 1, 2007. The adoption of the provision of SFAS No. 155 had no effect on our consolidated financial statements.

Results of Continuing Operations

The following table sets forth selected consolidated statements of operations data as a percentage of revenues for each of the periods indicated.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Educational services and facilities	44.6%	42.4%	44.7%	42.1%
Selling, general and administrative	52.8%	54.1%	54.8%	52.5%
Total costs and expenses	97.4%	96.5%	99.5%	94.6%
Operating income	2.6%	3.5%	0.5%	5.4%
Interest expense, net	(0.8)%	(0.4)%	(0.7)%	(0.2)%
Income (loss) from continuing operations before income taxes	1.8%	3.1%	(0.2)%	5.2%
Provision (benefit) for income taxes	0.8%	1.2%	(0.1)%	2.1%
Income (loss) from continuing operations	1.0%	1.9%	(0.1)%	3.1%

Three Months Ended June 30, 2007 Compared to Three Months Ended June 30, 2006

Revenues.  Revenues increased by $2.1 million, or 2.9%, to $74.8 million for the three months ended June 30, 2007 from $72.6 million for the comparable period in 2006.  Included in revenue is approximately $4.0 million from the acquisition of New England Institute of Technology at Palm Beach, Inc., or FLA, which represents an increase of $2.0 million over the three months ended June 30, 2006.  On a same school basis, our revenues were essentially flat as compared to the quarter ended June 30, 2006.  A decline in average student population on a same school basis of 3.5%, from 16,165 for the quarter ended June 30, 2006 to 15,598 for the quarter ended June 30, 2007 was offset by an increase in tuition.  Including FLA, our average student population decreased by 1.1% to 16,509 for the quarter ended June 30, 2007.  For a general discussion of trends in our student enrollment, see “Seasonality and Trends” below.

Educational services and facilities expenses.  Our educational services and facilities expenses for the quarter ended June 30, 2007 were $33.3 million, representing an increase of $2.5 million, or 8.1%, as compared to $30.8 million for the quarter ended June 30, 2006.  The acquisition of FLA resulted in $1.0 million of this increase.  The remainder of the increase in educational services and facilities expenses was due to: (i) books and tool expenses, which increased by $0.5 million, or 13.6%, as compared to the quarter ended June 30, 2006 due to higher tool sales during the period; and (ii) facilities expenses, which increased by approximately $1.0 million over the same quarter in 2006.  Approximately $0.5 million of the increase in facilities expenses was due to additional square footage at some of our facilities and higher utility, insurance and property taxes.   The remainder of the increase was attributable to higher repairs and maintenance expense at our facilities ($0.3 million) and increased depreciation expense ($0.2 million) over the same period in prior year.    As a percentage of revenue, educational services and facilities expenses for the second quarter of 2007 increased to 44.6% from 42.4% in 2006.

Selling, general and administrative expenses.  Our selling, general and administrative expenses for the quarter ended June 30, 2007 were $39.5 million, representing a decrease of $0.2 million, or .4%, as compared to $39.3 million for the quarter ended June 30, 2006.  Included in the $39.5 million is an increase of $1.2 million related to the acquisition of FLA.  On a same school basis, selling, general and administrative expenses decreased by $1.0 million from the comparable period in 2006, due to a $1.0 million reduction in administrative expenses. The decrease in administrative expenses during the quarter is due to decreased expenses associated with pay incentives and other variable compensation due to lower than anticipated student enrollments during the quarter.  As a percentage of revenue, selling, general and administrative expenses for the second quarter of 2007 decreased to 52.8% from 54.1% in 2006.

For the quarter ended June 30, 2007, our bad debt expense was 5.6% as compared to 5.7% for the same quarter in 2006.

Net interest expense.  Our net interest expense for the quarter ended June 30, 2007 was $0.6 million, representing an increase of $0.4 million from the quarter ended June 30, 2006.  This increase was primarily due to the decrease in our average cash balances as of June 30, 2007 as compared to June 30, 2006 and due to higher amounts outstanding under our credit agreement.  As of June 30, 2007, we had $21.5 million outstanding under our credit agreement as compared to June 30, 2006 when we had $17.2 million comprised of $10.0 million outstanding under our credit agreement and a mortgage note assumed in connection with our acquisition of FLA for $7.2 million.

 Income taxes.  For the quarter ended June 30, 2007 we recorded a provision of $0.6 million, or 42.3% of pretax income, as compared to $0.9 million, or 39.2% of pretax income, for the quarter ended June 30, 2006.  The increase in our effective tax rate for the three months ended June 30, 2007 was primarily attributable to the tax benefit associated with the exercise of stock options.

Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006

Revenues.  Revenues increased by $5.7 million, or 3.9%, to $150.9 million for the six months ending June 30, 2007 from $145.2 million for the comparable period in 2006.  Included in revenue is approximately $8.2 million from the acquisition of FLA, which represents an increase of $6.2 million over the six months ended June 30, 2006.  On a same school basis, our revenues declined 0.4% as compared to the six months ended June 30, 2006.  The decrease in revenue for the period was attributable to a 4.9% decline in average student population, which decreased on a same school basis to 15,741 for the six months ended June 30, 2007 from 16,546 for the six months ended June 30, 2006.  Including FLA, our average student population decreased by 0.7% to 16,697.  For a general discussion of trends in our student enrollment, see “Seasonality and Trends” below.

Educational services and facilities expenses.  Our educational services and facilities expenses for the six months ended June 30, 2007 were $67.5 million, representing an increase of $6.3 million, or 10.4%, as compared to $61.1 million for the six months ended June 30, 2006.  The acquisition of FLA resulted in $2.9 million of this increase.  The remainder of the increase in educational services and facilities expenses was primarily due to: (i) instructional expenses, which increased $0.5 million, or 1.4% due to yearly compensation increases; (ii) books and tool expenses, which increased by $0.5 million, or 8.3%, as compared to the six months ended June 30, 2006 due higher tool sales during the period; and (iii) facilities expenses, which increased by approximately $2.4 million over the same period in 2006.  Approximately $1.1 million of the increase in facilities expenses was due to additional square footage at some of our facilities and higher utility, insurance and property taxes.   The remainder of the increase was attributable to higher repairs and maintenance expense at our facilities ($1.1 million) and increased depreciation expense ($0.2 million) over the same period in prior year.    Of the $1.1 million increase in repairs and maintenance expenses as of June 30, 2007, $0.8 million was due to repairs and maintenance expenses at one of our campuses during the first quarter of 2007.  As a percentage of revenue, educational services and facilities expenses for the second quarter of 2007 increased to 44.7% from 42.1% in 2006.

Selling, general and administrative expenses.  Our selling, general and administrative expenses for the six months ended June 30, 2007 were $82.6 million, representing an increase of $6.4 million, or 8.3%, as compared to $76.3 million for the six months ended June 30, 2006.  Included in the $82.6 million is an incremental of $3.2 million related to the acquisition of FLA.  On a same school basis, selling, general and administrative expenses increased by $3.2 million from the comparable period in 2006, due to increases of $0.6 million in sales expense, resulting from yearly compensation increases and a higher number of sales representatives as compared to the same period in 2006, a $1.0 million increase in marketing expenditures, and a $1.5 million increase in administrative expenses. The increase in administrative expenses during the period is due to yearly compensation increases and increased expenses associated with pay incentives.  As a percentage of revenue, selling, general and administrative expenses for the six months ended June 30, 2007 increased to 54.8% from 52.5% in 2006.

For the six months ended June 30, 2007, our bad debt expense was 5.1% as compared to 4.9% for the same period in 2006.

Net interest expense.  Our net interest expense for the six months ended June 30, 2007 was $1.1 million, representing an increase of $0.8 million from the six months ended June 30, 2006.  This increase was primarily due to the decrease in our average cash balances during the period as compared to the six months ended June 30, 2006.

 Income taxes.  For the six months ended June 30, 2007 we recorded a benefit of $0.1 million, or 40.1% of pretax loss, as compared to a provision of $3.1 million, or 40.9% of pretax income, for the six months ended June 30, 2006.  The increase in our effective tax rate for the period is primarily attributable to the tax benefit associated with the exercise of stock options.

Liquidity and Capital Resources

Our primary capital requirements are for facility expansion and maintenance, acquisitions and the development of new programs.  Our principal sources of liquidity have been cash provided by operating activities and borrowings under our credit agreement.  The following chart summarizes the principal elements of our cash flow for the six months ended June 30, 2007 and 2006:

	Six Months Ended June 30,
	2007	2006
	(in thousands)
Net cash used in operating activities	$(10,295)	$(11,394)
Net cash used in investing activities	$(12,081)	$(43,471)
Net cash provided by financing activities	$21,612	$10,075

At June 30, 2007 we had cash and cash equivalents of $5.7 million, compared to $6.5 million as of December 31, 2006.  For the six months ended June 30, 2007, cash and cash equivalents decreased by approximately $0.8 million from December 31, 2006.  This decrease was mainly attributable to normal seasonal patterns of lower student populations in the first half of the year.  Historically, we have financed our operating activities and organic growth primarily through cash generated from operations.  In addition, we have financed acquisitions primarily through borrowings under our credit facility and cash generated from operations.  During the first six months of 2007, we borrowed $21.5 million under our credit facility.  We currently anticipate that we will be able to meet both our short-term cash needs, as well as our need to fund operations and meet our obligations beyond the next twelve months with cash generated by operations, existing cash balances and borrowings under our credit agreement.    At June 30, 2007, we had borrowings available under our credit agreement of approximately $58.5 million, including a $15.6 million sub-limit on letters of credit.

Our primary source of cash is tuition collected from our students.  Our students fund their tuition payments from a variety of sources including Title IV Programs, federal and state grants, private loans and their personal resources.  A significant majority of our students’ tuition payments are derived from Title IV Programs.  Students must apply for a new loan for each academic period.  Federal regulations dictate the timing of disbursements of funds under Title IV Programs, and loan funds are generally provided by lenders in two disbursements for each academic year.  The first disbursement is usually received approximately 30 days after the start of a student’s academic year and the second disbursement is typically received at the beginning of the sixteenth week after the start of the student’s academic year.  Certain types of grants and other funding are not subject to a 30-day delay.  Our programs range from 30 to 84 weeks and may cover one or two academic years.  In certain instances, if a student withdraws from a program prior to a specified date, any paid but unearned tuition or prorated Title IV financial aid is refunded with the amount varying by state.

The majority of students enrolled at our campuses rely on funds received under various government-sponsored student financial aid programs to pay a substantial portion of their tuition and other education-related expenses.  The largest of these programs is Title IV, which represented approximately 80% of our cash receipts relating to revenues in 2006.  As a result of the significance of the Title IV funds received by our students, we are highly dependent on these funds to operate our business.  Any reduction in the level of Title IV funds that our students are eligible to receive or any impact on our ability to receive Title IV funds would have a significant impact on our operations and our financial condition.

Operating Activities

Net cash used in operating activities was $10.3 million for the six months ended June 30, 2007 compared to $11.4 million for the six months ended June 30, 2006.  The $1.1 million decrease in cash used in operating activities was primarily due decreases in cash used for working capital  items during the period offset by a decrease in net income during the period.

Investing Activities

Net cash used in investing activities decreased by $31.4 million to $12.1 million for the six months ended June 30, 2007 from $43.5 million for the six months ended June 30, 2006.  Our decrease in cash used in investing activities was primarily due to the purchase of FLA in May of 2006, offset by increased purchases of property and equipment.  Our capital expenditures primarily result from facility expansion, leasehold improvements, and investments in classroom and shop technology and in operating systems.

We currently lease a majority of our campuses.  In October 2005, we completed the purchase of our Grand Prairie, Texas facility, which we opened in July 2006.  In addition, with our purchase of FLA on May 22, 2006, we acquired real estate valued at approximately $19.8 million.  Our growth strategy is primarily focused on internal growth, including campus expansions; however, we have in the past and expect to continue to consider strategic acquisitions.  To the extent that these potential strategic acquisitions are large enough to require financing beyond available cash from operations and borrowings under our credit facilities, we may incur additional debt or issue additional debt or equity securities.

Capital expenditures are expected to increase as we upgrade and expand current equipment and facilities and open new facilities to meet increased student enrollments.   Additionally, we are evaluating several other expansion opportunities.  We now anticipate capital expenditures to be approximately 12% of revenues in 2007.  We expect to be able to fund these capital expenditures with cash generated from operating activities.

Financing Activities

Net cash provided by financing activities was $21.6 million for the six months ended June 30, 2007 compared to net provided of $10.1 million for the six months ended June 30, 2006.  This increase in 2007 was attributable to our borrowing $21.5 million under our credit agreement during 2007. Due to normal seasonal patterns, our student populations are generally at the lowest levels during the first half of the year and increase during the second half of the year.  As a result, during the first half of the year, we typically borrow funds to finance our operations and repay those funds in the second half of the year.

Under the terms of our credit agreement, the lending syndicate provided us with a $100 million credit facility with a term of five years.  The credit agreement permits the issuance of letters of credit of up to $20 million, the amount of which reduces the availability of permitted borrowings under the agreement.

The following table sets forth our long-term debt at the dates indicated:

	June 30,	December 31,
	2007	2006
Credit agreement	$21,500	$-
Finance obligation	9,672	9,672
Automobile loans	27	37
Capital leases-computers (with rates ranging from 6.7% to 10.7%)	117	151
Subtotal	31,316	9,860
Less current portion	(94)	(91)
	$31,222	$9,769

Contractual Obligations

Long-Term Debt.  As of June 30, 2007, our long-term debt consisted of amounts borrowed under our credit agreement, the finance obligation in connection with our sale-leaseback transaction in 2001 and amounts due under capital lease obligations.

Lease Commitments.  We lease offices, educational facilities and various equipment for varying periods through the year 2023 at basic annual rentals (excluding taxes, insurance, and other expenses under certain leases). The following table contains supplemental information regarding our total contractual obligations as of June 30, 2007, measured from the end of our fiscal year, December 31, 2006 (in thousands):

	Payments Due by Period
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Credit agreement	$21,500	$-	$21,500	$-	$-
Capital leases (including interest)	126	79	47	-	-
Operating leases	140,819	16,113	29,129	24,839	70,738
Rent on finance obligation	12,787	1,334	2,669	2,669	6,115
Automobile loans (including interest)	27	22	5	-	-
Total contractual cash obligations	$175,259	$17,548	$53,350	$27,508	$76,853

Capital Expenditures.    We have entered into commitments to expand or renovate campuses. These commitments are in the range of $3.0 to $5.0 million in the aggregate and are due within the next 12 months. We expect to fund these commitments from cash generated from operations.

Off-Balance Sheet Arrangements

We had no off-balance sheet arrangements as of June 30, 2007, except for our letters of credit of $4.4 million which are primarily comprised of letters of credit for the DOE and security deposits in connection with certain of our real estate leases. These off-balance sheet arrangements do not adversely impact our liquidity or capital resources.

Seasonality and Trends

Our net revenues and operating results normally fluctuate as a result of seasonal variations in our business, principally due to changes in total student population.  Student population varies as a result of new student enrollments, graduations and student attrition.  Historically, our campuses have had lower student populations in our first and second quarters and we have experienced large class starts in the third and fourth quarters and student attrition in the first half of the year.  Our second half growth is largely dependent on a successful high school recruiting season.  We recruit our high school students several months ahead of their scheduled start dates, and thus, while we have visibility on the number of students who have expressed interest in attending our campuses, we cannot predict with certainty the actual number of new student enrollments and the related impact on revenue.  Our expenses, however, do not vary significantly over the course of a year with changes in our student population and net revenues.  During the first half of the year, we make significant investments in marketing, staff, programs and facilities to ensure that we have the proper staffing to meet our second half targets and, as a result, such expenses do not fluctuate significantly on a quarterly basis.  To the extent new student enrollments, and related revenues, in the second half of the year fall short of our estimates, our operating results could suffer.  We expect quarterly fluctuations in operating results to continue as a result of seasonal enrollment patterns.  Such patterns may change, however, as a result of new school openings, new program introductions, increased enrollments of adult students and/or acquisitions.

Similar to other public for-profit post secondary education companies, the increase in our average undergraduate enrollments has not met our historical or anticipated growth rates in 2005 and 2006.  As a result of the slow down in 2005 and 2006, we entered 2007 with fewer students enrolled than we had in January 2006.  This trend has continued throughout 2007 and resulted in a shortfall in our expected enrollments during the first half of 2007.  The slow down that has occurred in the for-profit post secondary education sector appears to have had a greater impact on companies, like ours, that are more dependent on their on-ground business as opposed to on-line students.  We believe that the slow down can be attributed to many factors, including:  (a) the economy and the labor market; (b) the availability of student financing; (c) the dependency on television to attract students to our school; (d) turnover of our sales representatives; and (e) increased competition in the marketplace.

Despite soft organic enrollment trends and increased volatility in the near term, we believe that our growth initiatives as well as the steps we have taken to address the challenging trends that our industry and we are currently facing will produce positive growth over the long-term.   While our operating strategy, business model and infrastructure are well suited for the short-term and we have ample operating flexibility, we continue to be prudent and realistic and have taken the necessary steps to ensure that operations that have not grown as rapidly as expected are right sized.  We also continue to make investments in areas that are demonstrating solid growth.

Operating income is negatively impacted during the initial start-up phase of new campus expansions.  We incur sales and marketing costs as well as campus personnel costs in advance of the opening of each campus.  Typically we begin to incur such costs approximately 15 months in advance of the campus opening with the majority of such costs being incurred in the nine-month period prior to a campus opening.  During 2006, we continued expansion efforts for one new campus, located in Queens, New York, which opened on March 27, 2006.